News Release

EXHIBIT 99.1

SM ENERGY REPORTS THIRD QUARTER 2018 RESULTS:
GREAT WELLS, HIGH MARGINS AND SOLID CASH FLOW GROWTH

DENVER, CO November 1, 2018 - SM Energy Company ("SM Energy" or the “Company”) (NYSE: SM) today announced financial and operating results for the third quarter of 2018. Highlights include:

•	New RockStar wells demonstrate excellent performance from 3 intervals. 25 new RockStar wells had average 30-day IP rates of 1,300 Boe/d per well and averaged 88% oil.

•	Production exceeded guidance range. 130.2 MBoe/d average production, 42% oil; Midland Basin production from retained assets was up 26% sequentially and 108% year-over-year.

•
Big revenue growth and high margins. Production revenue was up 56% year-over-year driven by a 48% increase in oil production and a 39% increase in the realized price per Boe; operating margin (pre-hedge) averaged $25.16 per Boe, up 86% year-over-year.

•
High margins translated into solid cash flows. Net cash provided by operating activities (GAAP) was $229.7 million and adjusted EBITDAX was $256.1 million (adjusted EBITDAX is a non-GAAP measure, see below for additional information); adjusted EBITDAX increased 56% year-over-year.

•
Strengthening debt metrics. Net debt-to-adjusted EBITDAX (trailing twelve months) dropped to 2.9 times, meeting the Company’s year-end objective of less than 3.0 times (Net debt-to-adjusted EBITDAX is a non-GAAP measure, see below for additional information.)

MANAGEMENT COMMENTARY
President and Chief Executive Officer Jay Ottoson comments: “In the first nine months of 2018, we met or exceeded our plan objectives for production growth, capital efficiency and debt reduction while maintaining our planned level of drilling and completion activity. Our exceptional operational execution and prudent balance sheet management position our Company to meet our targeted total capital spend-to-cash flow neutrality by mid-year 2019 and competitive growth in cash flow per debt-adjusted-share.”
SUMMARY WELL RESULTS
Results from 25 new RockStar wells, having an average 10,021 foot lateral, that have reached their 30-day peak IP rates include:

•
Successful results across three intervals with 17 Wolfcamp A wells averaging 1,341 Boe/d per well, 3 Wolfcamp B wells averaging 1,228 Boe/d per well and 5 Lower Spraberry wells averaging 1,198 Boe/d per well.

•	Successful results across the acreage position including 10 of the 25 wells located in the eastern portion of the RockStar area.

•	23 of the 25 wells are half or fully bounded.

•	Given results from all 14 wells at Kramer-Costanza, the development on three pads averaged 30-day peak IP rates of 1,300 Boe/d per well and 87% oil.
In 2018 year-to-date, the Company has reported results for all 2018 RockStar wells with 30-day peak IP rates. This has included 84 wells located across the acreage position in three intervals. These wells have average 30-day rates of more than 1,300 Boe/d per well, at an average 88% oil, and have average lateral lengths of 10,070 feet.
THIRD QUARTER 2018 RESULTS
As previously announced, third quarter production and realized prices were strong. Production was 12.0 MMBoe, or 130.2 MBoe/d, exceeding the Company’s expectations primarily due to strong well performance and increased processed NGL volumes. Realized pricing (before the effects of hedges) averaged $38.26 per Boe, benefiting from high benchmark oil and NGL prices and despite an increased Midland-WTI differential. For the first nine months of 2018, production was 32.6 MMBoe, or 119.4 MBoe/d and realized pricing (before the effects of hedges) averaged $38.15 per Boe.
Third quarter of 2018 net loss was ($135.9) million, or ($1.21) per diluted common share, compared with a loss of ($89.1) million, or ($0.80) per diluted common share, in the third quarter of 2017. Third quarter of 2018 net loss includes a net derivative loss of ($178.0) million and loss on extinguishment of debt of ($26.7) million. For the first nine months of 2018, net income was $198.7 million, or $1.75 per diluted common share.
Third quarter of 2018 net cash provided by operating activities (GAAP) was $229.7 million.
Adjusted net income, adjusted net income per diluted common share, adjusted EBITDAX and net debt-to-adjusted EBITDAX are non-GAAP measures. Please reference the reconciliations to the most directly comparable GAAP financial measures at the end of this release.
Third quarter of 2018 adjusted net loss was ($1.0) million, or ($0.01) per diluted common share, compared with an adjusted net loss of ($27.5) million, or ($0.25) per diluted common share, in the third quarter of 2017. The calculation of adjusted net income excludes non-recurring items and items difficult to estimate, in order to present results that can be more consistently compared with prior periods and peer results. Specifically, third quarter adjustments remove the loss on extinguishment of debt, non-cash derivative losses and abandonment and impairment charges. Third quarter adjusted net income does not adjust for a $9.0 million (tax adjusted) out of period DD&A expense or $5.2 million (tax adjusted) non-recurring contingent liability expenses. In addition, third quarter DD&A expense increased in total and on a per unit basis compared with the prior year period and sequentially due to higher Permian volumes, which have higher depletion rates, as well as capital spend on facilities/Midland water management system in the first half of the year. For the first nine months of 2018, adjusted net income was $23.2 million, or $0.20 per diluted common share.
Third quarter of 2018 adjusted EBITDAX was $256.1 million, up a significant 56% from $164.3 million in the third quarter of 2017. The increase in adjusted EBITDAX was primarily driven by the 12% increase in total production and 86% increase in the operating margin per Boe (pre-hedge). For the first nine months of 2018, adjusted EBITDAX was $691.2 million.
COMMODITY DERIVATIVES
For the fourth quarter of 2018, the Company currently has commodity derivatives in place for approximately 85% of expected oil production and 70% of expected natural gas production (NGLs are hedged by product). Additionally for the fourth quarter of 2018, the Company has Midland-NYMEX WTI basis hedges in place for approximately 70-75% of expected Midland oil production based on current Company estimates.
GUIDANCE UPDATE
The Company previously announced that fourth quarter production would be affected by a force majeure incident at a third-party gas processing facility, as well as regional storms. Subsequent to that announcement, the RockStar area was further impacted by heavy rains associated with Hurricane Willa and also experienced isolated curtailments related to a leak at a third-party oil pipeline used by one of the Company’s purchasers. The effect on fourth quarter production related to the temporary shut-in of some wells and delayed installation of pipeline connections on certain new wells is now estimated to be 0.6 MMBoe. While the Company expects that these matters are being resolved or mitigated, it expects certain effects to last through year-end.
Expected full year 2018 production guidance is narrowed to a range of 43.9-44.3 MMBoe (120.3-121.4 MBoe/d) from 43.5-45.0 MMBoe (119.2-123.3 MBoe/d) and is expected to average approximately 42% oil in the commodity mix. This includes the estimated effects of the temporary issues discussed above.

•	This implies a fourth quarter production guidance range of 11.3-11.7 MMBoe, or 122.8-127.2 MBoe/d.

•	Fourth quarter production is expected to approximate 42% oil in the commodity mix.

•	The Company expects to process ethane, where possible, each month during the fourth quarter.
Total capital spend (before acquisitions) is a non-GAAP measure, see below for additional information. The Company is unable to present a quantitative reconciliation of this forward-looking, non-GAAP financial measure without unreasonable effort because acquisition costs are inherently unpredictable.
Expected full year 2018 total capital spend guidance is unchanged at $1.31 billion and expected full year net well completions are unchanged at 103 in the Permian and 25 in the Eagle Ford.

•	This implies expected total capital spend in the fourth quarter of 2018 of approximately $240-250 million.

•	The Company is currently running six rigs and three completion crews in the Midland Basin and one rig and one completions crew in the Eagle Ford.

•
During the fourth quarter, the Company expects to complete approximately 20 net wells in the Midland Basin and 14 gross wells (of which 8 will be part of its Eagle Ford JV) and approximately 6 net wells in the Eagle Ford.

Full year 2018 guidance is updated for LOE, which is now expected to approximate $4.75/Boe for the full year (down from approximately $5.00/Boe) and for DD&A/Boe, which is now expected to range between $15.00-$15.25 (increased from a range of $13.00-$15.00/Boe) to include increased rates in the second half of 2018. Other guidance line items remain unchanged.
SCHEDULE FOR THIRD QUARTER REPORTING
This release is accompanied by an investor presentation and pre-recorded call with transcript all posted to the Company’s website. Please visit the Company’s website at ir.sm-energy.com to access this additional third quarter detail.
Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time on November 2, 2018 for the third quarter 2018 financial and operating results Q&A session. This discussion will be accessible via webcast (available live and for replay) on the Company’s website at ir.sm-energy.com or by telephone at:

•	Live (conference ID 6519928) - Domestic toll free/International: 844-343-4183/647-689-5129

•	Replay (conference ID 6519928) - Domestic toll free/International: 800-585-8367/416-621-4642
The call replay will be available approximately one hour after the call until November 9, 2018.

UPCOMING CONFERENCE PARTICIPATION

•
November 6, 2018 - Baird 2018 Global Industrial Conference. President and Chief Executive Officer Jay Ottoson will present at 8:30 a.m. Central time. This event will be webcast. An investor presentation for this event will be posted to the Company's website on November 6, 2018.

•	November 15, 2018 - BAML 2018 Global Energy Conference. Executive Vice President and Chief Financial Officer Wade Pursell will present at 9:45 a.m. Eastern time. This event will be webcast.

•
December 4, 2018 - BAML Leveraged Finance Conference. Executive Vice President and Chief Financial Officer Wade Pursell will present at 11:30 a.m. Eastern time. This event will be webcast. An investor presentation for this event will be posted to the Company's website on December 4, 2018.

•	December 5, 2018 - Capital One Securities 13th Annual Energy Conference. President and Chief Executive Officer Jay Ottoson will present at 1:30 p.m. Central time. This event will be webcast.
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words "anticipate," "budget," "estimate," "expect," "forecast," "guidance," "plan," "project," "will" and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Forward-looking statements in this release include, among other things: guidance for production volumes and total capital spend for the fourth quarter and full year 2018 and projected effects on production volumes from regional storms and from a force majeure event at a third-party gas processing facility and an event at a third-party pipeline. General risk factors include the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices and related differentials, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future timing and rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and natural gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the uncertain nature of joint venture or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected joint venture or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the Risk Factors section of SM Energy's 2017 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY INVESTOR CONTACT
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2018
Production Data
	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2018	2017	Percent Change	2018	2017	Percent Change
Average realized sales price, before the effects of derivative settlements:
Oil (per Bbl)	$56.96	$45.20	26%	$59.60	$45.77	30%
Gas (per Mcf)	$3.56	$2.96	20%	$3.35	$2.98	12%
NGLs (per Bbl)	$30.77	$22.40	37%	$28.28	$21.36	32%
Per Boe	$38.26	$27.59	39%	$38.15	$26.76	43%
Average realized sales price, including the effects of derivative settlements:
Oil (per Bbl)	$53.64	$44.47	21%	$55.06	$44.32	24%
Gas (per Mcf)	$3.53	$3.79	(7)%	$3.41	$3.63	(6)%
NGLs (per Bbl)	$21.16	$18.86	12%	$20.79	$18.93	10%
Equivalent (per Boe)	$34.86	$28.82	21%	$35.02	$27.62	27%
Production:
Oil (MMBbl)	5.0	3.4	48%	13.7	9.8	39%
Gas (Bcf)	27.2	29.1	(7)%	77.7	97.0	(20)%
NGLs (MMBbl)	2.4	2.4	—%	6.0	8.1	(26)%
MMBoe	12.0	10.7	12%	32.6	34.1	(4)%
Average daily production:
Oil (MBbl/d)	54.9	37.1	48%	50.1	36.1	39%
Gas (MMcf/d)	295.3	316.1	(7)%	284.7	355.4	(20)%
NGLs (MBbl/d)	26.2	26.2	—%	21.9	29.6	(26)%
MBoe/d	130.2	116.0	12%	119.4	124.9	(4)%
Per Boe data:
Realized price, before the effects of derivative settlements	$38.26	$27.59	39%	$38.15	$26.76	43%
Lease operating expense	4.41	4.81	(8)%	4.66	4.22	10%
Transportation costs	4.20	5.24	(20)%	4.42	5.62	(21)%
Production taxes	1.58	1.15	37%	1.64	1.11	48%
Ad valorem tax expense	0.45	0.29	55%	0.51	0.34	50%
General and administrative(1) (2)	2.46	2.58	(5)%	2.64	2.48	6%
Operating margin, before the effects of derivative settlements(2)	25.16	13.52	86%	24.28	12.99	87%
Derivative settlement gain (loss)	(3.40)	1.23	(376)%	(3.13)	0.86	(464)%
Operating margin, including the effects of derivative settlements(2)	$21.76	$14.75	48%	$21.15	$13.85	53%
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$16.78	$12.61	33%	$14.82	$12.48	19%

(1) Includes non-cash stock-based compensation expense per Boe of $0.45 for both the three months ended September 30, 2018, and 2017, and $0.42 and $0.36 for the nine months ended September 30, 2018, and 2017, respectively.

(2) Certain prior period amounts have been adjusted to conform to the current period presentation due to an accounting standards update.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2018
Condensed Consolidated Balance Sheets
(in thousands, except share data)	September 30,	December 31,
ASSETS	2018	2017
Current assets:
Cash and cash equivalents	$176,806	$313,943
Accounts receivable	179,347	160,154
Derivative assets	81,163	64,266
Prepaid expenses and other	15,826	10,752
Total current assets	453,142	549,115
Property and equipment (successful efforts method):
Proved oil and gas properties	6,686,922	6,139,379
Accumulated depletion, depreciation, and amortization	(3,240,124)	(3,171,575)
Unproved oil and gas properties	1,892,557	2,047,203
Wells in progress	328,808	321,347
Properties held for sale, net	5,040	111,700
Other property and equipment, net of accumulated depreciation of $56,067 and $49,985, respectively	102,984	106,738
Total property and equipment, net	5,776,187	5,554,792
Noncurrent assets:
Derivative assets	8,853	40,362
Other noncurrent assets	35,539	32,507
Total noncurrent assets	44,392	72,869
Total assets	$6,273,721	$6,176,776
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$429,698	$386,630
Derivative liabilities	304,159	172,582
Total current liabilities	733,857	559,212
Noncurrent liabilities:
Revolving credit facility	—	—
Senior Notes, net of unamortized deferred financing costs	2,447,290	2,769,663
Senior Convertible Notes, net of unamortized discount and deferred financing costs	145,662	139,107
Asset retirement obligations	88,149	103,026
Asset retirement obligations associated with oil and gas properties held for sale	—	11,369
Deferred income taxes	140,949	79,989
Derivative liabilities	72,605	71,402
Other noncurrent liabilities	45,810	48,400
Total noncurrent liabilities	2,940,465	3,222,956
Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 112,137,582 and 111,687,016 shares, respectively	1,121	1,117
Additional paid-in capital	1,758,205	1,741,623
Retained earnings(1)	856,111	665,657
Accumulated other comprehensive loss(1)	(16,038)	(13,789)
Total stockholders’ equity	2,599,399	2,394,608
Total liabilities and stockholders’ equity	$6,273,721	$6,176,776

(1) The Company reclassified $3.0 million of tax effects stranded in accumulated other comprehensive loss to retained earnings as of January 1, 2018 due to an accounting standards update.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2018
Condensed Consolidated Statements of Operations
(in thousands, except per share data)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2018	2017	2018	2017
		(as adjusted)		(as adjusted)
Operating revenues and other income:
Oil, gas, and NGL production revenue	$458,382	$294,459	$1,243,826	$912,596
Net gain (loss) on divestiture activity	786	(1,895)	425,656	(131,565)
Other operating revenues	201	2,815	3,398	7,807
Total operating revenues and other income	459,369	295,379	1,672,880	788,838
Operating expenses:
Oil, gas, and NGL production expense	127,638	122,651	365,917	385,073
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	201,105	134,599	483,343	425,643
Exploration(1)	13,061	14,119	40,844	38,919
Abandonment and impairment of unproved properties	9,055	—	26,615	157
General and administrative(1)	29,464	27,564	86,066	84,618
Net derivative (gain) loss(2)	178,026	80,599	249,304	(89,364)
Other operating expenses, net	9,664	999	14,219	10,109
Total operating expenses	568,013	380,531	1,266,308	855,155
Income (loss) from operations	(108,644)	(85,152)	406,572	(66,317)
Interest expense	(38,111)	(44,091)	(122,850)	(135,639)
Loss on extinguishment of debt	(26,722)	—	(26,722)	(35)
Other non-operating income, net	806	861	3,017	1,581
Income (loss) before income taxes	(172,671)	(128,382)	260,017	(200,410)
Income tax (expense) benefit	36,748	39,270	(61,342)	65,825
Net income (loss)	$(135,923)	$(89,112)	$198,675	$(134,585)

Basic weighted-average common shares outstanding	112,107	111,575	111,836	111,366
Diluted weighted-average common shares outstanding	112,107	111,575	113,600	111,366
Basic net income (loss) per common share	$(1.21)	$(0.80)	$1.78	$(1.21)
Diluted net income (loss) per common share	$(1.21)	$(0.80)	$1.75	$(1.21)
Dividends per common share	$0.05	$0.05	$0.10	$0.10

(1) Non-cash stock-based compensation included in:
Exploration expense	$1,571	$1,495	$4,076	$3,898
General and administrative expense	5,433	4,852	13,604	12,262
Total non-cash stock-based compensation	$7,004	$6,347	$17,680	$16,160

(2) The net derivative (gain) loss line item consists of the following:
Settlement (gain) loss	$40,718	$(13,092)	$101,911	$(29,402)
(Gain) loss on fair value changes	137,308	93,691	147,393	(59,962)
Total net derivative (gain) loss	$178,026	$80,599	$249,304	$(89,364)

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2018
Condensed Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2018	2017	2018	2017
		(as adjusted)		(as adjusted)
Cash flows from operating activities:
Net income (loss)	$(135,923)	$(89,112)	$198,675	$(134,585)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net (gain) loss on divestiture activity	(786)	1,895	(425,656)	131,565
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	201,105	134,599	483,343	425,643
Abandonment and impairment of unproved properties	9,055	—	26,615	157
Stock-based compensation expense	7,004	6,347	17,680	16,160
Net derivative (gain) loss	178,026	80,599	249,304	(89,364)
Derivative settlement gain (loss)	(40,718)	13,092	(101,911)	29,402
Amortization of debt discount and deferred financing costs	3,792	3,799	11,542	12,478
Loss on extinguishment of debt	26,722	—	26,722	35
Deferred income taxes	(36,833)	(36,668)	60,672	(67,458)
Other, net	218	1,960	(2,084)	6,424
Net change in working capital	17,997	11,971	(3,725)	40,153
Net cash provided by operating activities	229,659	128,482	541,177	370,610

Cash flows from investing activities:
Net proceeds from the sale of oil and gas properties	984	12,118	743,199	778,365
Capital expenditures	(309,269)	(258,226)	(1,032,588)	(624,969)
Acquisition of proved and unproved oil and gas properties	44	751	(24,571)	(87,389)
Net cash provided by (used in) investing activities	(308,241)	(245,357)	(313,960)	66,007

Cash flows from financing activities:
Proceeds from credit facility	—	—	—	406,000
Repayment of credit facility	—	—	—	(406,000)
Debt issuance costs related to credit facility	(4,647)	—	(4,771)	—
Net proceeds from Senior Notes	492,079	—	492,079	—
Cash paid to repurchase Senior Notes, including premium	(844,984)	—	(844,984)	(2,357)
Net proceeds from sale of common stock	—	—	1,881	1,738
Dividends paid	—	—	(5,584)	(5,563)
Other, net	(2,966)	(1,231)	(2,975)	(1,392)
Net cash used in financing activities	(360,518)	(1,231)	(364,354)	(7,574)

Net change in cash, cash equivalents, and restricted cash	(439,100)	(118,106)	(137,137)	429,043
Cash, cash equivalents, and restricted cash at beginning of period	615,906	559,521	313,943	12,372
Cash, cash equivalents, and restricted cash at end of period	$176,806	$441,415	$176,806	$441,415

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2018
Adjusted EBITDAX (non-GAAP)(1)
(in thousands)

Reconciliation of net income (loss) (GAAP) and net cash provided by operating activities (GAAP) to adjusted EBITDAX (non-GAAP)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Net income (loss) (GAAP)	$(135,923)	$(89,112)	$198,675	$(134,585)
Interest expense	38,111	44,091	122,850	135,639
Interest income(2)	(1,332)	(1,301)	(4,595)	(2,901)
Income tax expense (benefit)	(36,748)	(39,270)	61,342	(65,825)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	201,105	134,599	483,343	425,643
Exploration(3)(4)	11,490	12,624	36,768	35,021
Abandonment and impairment of unproved properties	9,055	—	26,615	157
Stock-based compensation expense	7,004	6,347	17,680	16,160
Net derivative (gain) loss	178,026	80,599	249,304	(89,364)
Derivative settlement gain (loss)	(40,718)	13,092	(101,911)	29,402
Net (gain) loss on divestiture activity	(786)	1,895	(425,656)	131,565
Loss on extinguishment of debt	26,722	—	26,722	35
Other, net	67	785	76	9,426
Adjusted EBITDAX (non-GAAP)(4)	256,073	164,349	691,213	490,373
Interest expense	(38,111)	(44,091)	(122,850)	(135,639)
Interest income(2)	1,332	1,301	4,595	2,901
Income tax (expense) benefit	36,748	39,270	(61,342)	65,825
Exploration(3)(4)	(11,490)	(12,624)	(36,768)	(35,021)
Amortization of debt discount and deferred financing costs	3,792	3,799	11,542	12,478
Deferred income taxes	(36,833)	(36,668)	60,672	(67,458)
Other, net (4)	151	1,175	(2,160)	(3,002)
Net change in working capital	17,997	11,971	(3,725)	40,153
Net cash provided by operating activities (GAAP)(4)	$229,659	$128,482	$541,177	$370,610

(1) Adjusted EBITDAX represents net income (loss) before interest expense, interest income, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. Adjusted EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally one-time in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that we present because we believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our Credit Agreement based on adjusted EBITDAX ratios. In addition, adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by operating activities, or other profitability or liquidity measures prepared under GAAP. Because adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies. Our credit facility provides a material source of liquidity for us. Under the terms of our Credit Agreement, if we failed to comply with the covenants that establish a maximum permitted ratio of total funded debt, as defined in the Credit Agreement, to adjusted EBITDAX, we would be in default, an event that would prevent us from borrowing under our credit facility and would therefore materially limit our sources of liquidity. In addition, if we are in default under our credit facility and are unable to obtain a waiver of that default from our lenders, lenders under that facility and under the indentures governing our outstanding Senior Notes and Senior Convertible Notes would be entitled to exercise all of their remedies for default.

(2) Interest income is included within the other non-operating income, net line item on the Company's condensed consolidated statements of operations.
(3) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying condensed consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the Company's accompanying condensed consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(4) Certain prior period amounts have been adjusted to conform to the current period presentation on the condensed consolidated financial statements due to accounting standards updates.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2018
Adjusted Net Income (Loss) (non-GAAP)
(in thousands, except per share data)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2018	2017	2018	2017
Net income (loss) (GAAP)	$(135,923)	$(89,112)	$198,675	$(134,585)
Net derivative (gain) loss	178,026	80,599	249,304	(89,364)
Derivative settlement gain (loss)	(40,718)	13,092	(101,911)	29,402
Net (gain) loss on divestiture activity	(786)	1,895	(425,656)	131,565
Abandonment and impairment of unproved properties	9,055	—	26,615	157
Loss on extinguishment of debt	26,722	—	26,722	35
Other, net(1)	67	785	876	9,426
Tax effect of adjustments(2)	(37,403)	(34,790)	48,619	(29,321)
Adjusted net income (loss) (non-GAAP)(3)	$(960)	$(27,531)	$23,244	$(82,685)

Diluted net income (loss) per common share (GAAP)	$(1.21)	$(0.80)	$1.75	$(1.21)
Net derivative (gain) loss	1.59	0.72	2.19	(0.80)
Derivative settlement gain (loss)	(0.36)	0.12	(0.90)	0.27
Net (gain) loss on divestiture activity	(0.01)	0.02	(3.75)	1.18
Abandonment and impairment of unproved properties	0.08	—	0.23	—
Loss on extinguishment of debt	0.24	—	0.24	—
Other, net(1)	—	—	0.01	0.08
Tax effect of adjustments(2)	(0.34)	(0.31)	0.43	(0.26)
Adjusted net income (loss) per diluted common share (non-GAAP)(4)	$(0.01)	$(0.25)	$0.20	$(0.74)

Basic weighted-average common shares outstanding	112,107	111,575	111,836	111,366
Diluted weighted-average common shares outstanding	112,107	111,575	113,600	111,366

Note: Amounts may not calculate due to rounding.
(1) For the three-month and nine-month periods ended September 30, 2018, the adjustment is related to bad debt expense. Additionally, for the nine-month period ended September 30, 2018, an accrual for a non-recurring matter is included. For the three-month and nine-month periods ended September 30, 2017, the adjustment is related to impairment on materials inventory, impairment of proved properties, the change in Net Profits Plan liability, and bad debt expense. These items are included in other operating expenses on the Company's condensed consolidated statements of operations.

(2) The tax effect of adjustments is calculated using a tax rate of 21.7% for the three-month and nine-month periods ended September 30, 2018, and a tax rate of 36.1% for the three-month and nine-month periods ended September 30, 2017. These rates approximate the Company's statutory tax rate for the respective periods, as adjusted for ordinary permanent differences.

(3) Adjusted net income (loss) excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as derivative gains and losses net of settlements, impairments, net (gain) loss on divestiture activity, materials inventory loss, and gains or losses on extinguishment of debt. The non-GAAP measure of adjusted net income (loss) is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income (loss) is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income (loss) should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, cash provided by operating activities, or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income (loss) excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted net income (loss) amounts presented may not be comparable to similarly titled measures of other companies.

(4) For periods where the Company reports adjusted net loss, basic weighted-average common shares outstanding are used in the calculation of adjusted net loss per diluted common share.

Additional non-GAAP Measures Defined:
The Company defines Total capital spend as costs incurred, less ARO, capitalized interest and acquisitions. Total capital spend is presented because management believes that it provides useful information to investors in the analysis of SM Energy and is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry. Total capital spend should not be used in isolation or as a substitute to costs incurred or other capital spending measures under GAAP. Total capital spend may not be comparable to similarly titled measures of other companies.
The Company defines Net debt as the total principal value of outstanding senior notes, senior convertible notes plus balances drawn on the revolving credit facility (also referred to as total funded debt) less cash and cash equivalents. The Company presents this metric to help evaluate its capital structure and financial leverage and believes that it is widely used by professional research analysts, including credit analysts, and others in the evaluation of total leverage.

Reconciliation of Net Debt
(in thousands)	September 30,
2018
Senior Notes (principal value from Note 5 of Form 10-Q)	$2,476,796
Senior Convertible Notes (principal value from Note 5 of Form 10-Q)	172,500
Revolving credit facility	—
Total funded debt	$2,649,296
Less: Cash and cash equivalents	(176,806)
Net Debt	$2,472,490
The Company defines Net debt-to-adjusted EBITDAX as Net Debt (defined above) divided by adjusted EBITDAX (reconciled below) for the prior twelve-month period. The Company presents this metric to show trends that investors may find useful in understanding the Company’s ability to service its debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. A variation of this calculation is a financial covenant under the Company’s credit agreement for its revolving credit facility beginning in the fourth quarter of 2018. Please see below for a reconciliation of trailing twelve months adjusted EBITDAX to net income (GAAP).

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2018

Adjusted EBITDAX (non-GAAP)(1)
(in thousands)

Reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDAX (non-GAAP)	For the Trailing Twelve Month Period Ended September 30,
2018
Net income (GAAP)	$172,417
Interest expense	166,468
Interest income(2)	(5,662)
Income tax benefit	(55,803)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	614,736
Exploration(3)(4)	50,160
Abandonment and impairment of unproved properties	38,730
Stock-based compensation expense	24,220
Net derivative loss	365,082
Derivative settlement loss	(110,079)
Net gain on divestiture activity	(426,193)
Loss on extinguishment of debt	26,722
Other, net	3,276
Adjusted EBITDAX (non-GAAP)(4)	864,074
Interest expense	(166,468)
Interest income(2)	5,662
Income tax benefit	55,803
Exploration(3)(4)	(50,160)
Amortization of debt discount and deferred financing costs	15,340
Deferred income taxes	(63,936)
Other, net(4)	(93)
Net change in working capital	25,735
Net cash provided by operating activities (GAAP)(4)	$685,957

(1) Adjusted EBITDAX represents net income (loss) before interest expense, interest income, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. Adjusted EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally one-time in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that we present because we believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our Credit Agreement based on adjusted EBITDAX ratios. In addition, adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by operating activities, or other profitability or liquidity measures prepared under GAAP. Because adjusted EBITDAX excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies. Our credit facility provides a material source of liquidity for us. Under the terms of our Credit Agreement, if we failed to comply with the covenants that establish a maximum permitted ratio of total funded debt, as defined in the Credit Agreement, to adjusted EBITDAX, we would be in default, an event that would prevent us from borrowing under our credit facility and would therefore materially limit our sources of liquidity. In addition, if we are in default under our credit facility and are unable to obtain a waiver of that default from our lenders, lenders under that facility and under the indentures governing our outstanding Senior Notes and Senior Convertible Notes would be entitled to exercise all of their remedies for default.

(2) Interest income is included within the other non-operating income, net line item on the Company's condensed consolidated statements of operations.
(3) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying condensed consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the Company's accompanying condensed consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(4) Certain prior period amounts have been adjusted to conform to the current period presentation on the condensed consolidated financial statements due to accounting standards updates.